Exhibit 10.27

E

SPECIAL TERMS AND CONDITIONS FOR USE IN MOST GRANTS AND COOPERATIVE AGREEMENTS	4
RESOLUTION OF CONFLICTING CONDITIONS	4
AWARD AGREEMENT TERMS AND CONDITIONS	4
AWARD PROJECT PERIOD	4
CONDITIONS ON AWARD	4
PAYMENT PROCEDURES - REIMBURSEMENT THROUGH THE AUTOMATED CLEARING HOUSE (ACH) VENDER INQUIRY PAYMENT ELECTRONIC REPORTING SYSTEM (VIPERS)	5
COST SHARING FFRDC’S NOT INVOLVED	5
REBUDGETING AND RECOVERY OF INDIRECT COSTS - REIMBURSABLE INDIRECT COSTS AND FRINGE BENEFITS	6
PRE-AWARD COSTS	6
USE OF PROGRAM INCOME — COST SHARING	6
STATEMENT OF FEDERAL STEWARDSHIP	6
SITE VISITS	6
REPORTING REQUIREMENTS	6
PUBLICATIONS	7
FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS	7
INTELLECTUAL PROPERTY PROVISIONS AND CONTACT INFORMATION	7
LOBBYING RESTRICTIONS	8
NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS — SENSE OF CONGRESS	8
INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP	8
NATIONAL ENVIRONMENTAL POLICY ACT (NEPA) REQUIREMENTS	8
DECONTAMINATION AND/OR DECOMMISSIONING (D &D) COSTS	9
PROPERTY	9
FINAL INCURRED COST AUDIT	10
INDEMNITY	10
ADVANCE PATENT WAIVER	10
SPECIAL PROVISIONS RELATING TO WORK FUNDED UNDER AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009	10
REPORTING AND REGISTRATION REQUIREMENTS UNDER SECTION 1512 OF THE RECOVERY ACT	13
WAGE RATE REQUIREMENTS UNDER SECTION 1606 OF THE RECOVERY ACT	13
RECOVERY ACT TRANSACTIONS LISTED IN SCHEDULE OF EXPENDITURES OF FEDERAL AWARDS AND RECIPIENT RESPONSIBILITIES FOR INFORMING SUBRECIPIENTS	14
DAVIS BACON ACT AND CONTRACT WORK HOURS AND SAFETY STANDARDS ACT	14

Not Specified / Other

DE-EE0002022

SPECIAL TERMS AND CONDITIONS FOR USE IN MOST GRANTS AND COOPERATIVE AGREEMENTS

RESOLUTION OF CONFLICTING CONDITIONS

Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award must be referred to the DOE Award Administrator for guidance.

AWARD AGREEMENT TERMS AND CONDITIONS

This award/agreement consists of the Grant and Cooperative Agreement cover page, plus the following:

a.                                      Special terms and conditions.

b.                                      Attachments:

Attachment No.         Title

1                                                                                         Intellectual Property Provisions

2                                                                                         Statement of Project Objectives

3                                                                                         Federal Assistance Reporting Checklist

4                                                                                         Budget Pages

5                                                                                         Wage Determinations

c.                                       Applicable program regulations.

d.                                      DOE Assistance Regulations, 10 CFR Part 600 at http://ecfr.gpoaccess.gov and if the award is for research and to a university or non-profit, the Research Terms & Conditions and the DOE Agency Specific Requirements at http://www.nsf.gov/bfa/dias/policy/rtc/index.jsp.

e.                                       Application/proposal dated May 19, 2009 and revision dated November 6, 2009.

f.                                        National Policy Assurances to Be Incorporated as Award Terms in effect on date of award at  http://management.energy.gov/business_doe/1374.htm.

AWARD PROJECT PERIOD

The Project Period for this award is 12/01/2009 through 11/30/2012.

CONDITIONS ON AWARD

Verification of Recipient’s Cost Share

a.   DOE has obligated $249,090,000 for completion of the Project authorized by this agreement; however,  subject to the additional restriction contained in the National Environmental Policy Act Requirements provision of this agreement, only DOE funds equal to the private sector share of the project cost approved by resolution of the Recipient’s Board of Directors will be available for reimbursement from DOE.  The Recipient has provided DOE and the DOE has accepted a Board of Directors resolution dated November 4, 2009 approving the Recipient’s initial capital spending plan for the private sector share of the project cost.

b.  Not later than 12 months after the effective date of the award or at such other time as may be mutually agreed,  the Recipient shall provide to DOE one or more resolutions from its Board of Directors approving a capital spending plan for the remaining balance of the full private sector share of the project cost.

c. In the event, DOE determines that the information provided by Recipient in subparagraph (b) above is inadequate to assure the availability of full funding for the remaining private sector share of the project cost, DOE reserves the right, at DOE’s discretion, to: (1) renegotiate the project scope and/or payment schedule, or (2) after Recipient is provided 30 days advance written notice and opportunity to cure, declare the grant terminated by mutual agreement.  Should DOE declare the grant terminated, the Recipient shall be entitled to payment from DOE of DOE’s share of allowable project cost incurred prior to the date of termination plus the reasonable cost of terminating contracts not to exceed an amount equal to the private share of the project cost approved in Recipient’s Board of Director’s resolution dated November 4, 2009.

PAYMENT PROCEDURES - REIMBURSEMENT THROUGH THE AUTOMATED CLEARING HOUSE (ACH) VENDER INQUIRY PAYMENT ELECTRONIC REPORTING SYSTEM (VIPERS)

a.                                      Method of Payment.  Payment will be made by reimbursement through ACH.

b.                                      Requesting Reimbursement.  Requests for reimbursements must be made electronically through Department of Energy’s Oak Ridge Financial Service Center (ORFSC) VIPERS.  To access and use VIPERS, you must enroll at https://finweb.oro.doe.gov/vipers.htm.  Detailed instructions on how to enroll are provided on the web site.

For non-construction awards, you must submit a Standard Form (SF) 270, “Request for Advance or Reimbursement” at https://finweb.oro.doe.gov/vipers.htm and attach a file containing appropriate supporting documentation.  The file attachment must show the total federal share claimed on the SF 270, the non-federal share claimed for the billing period if cost sharing is required, and cumulative expenditures to date (both Federal and non-Federal) for each of the following categories: salaries/wages and fringe benefits; equipment; travel; participant/training support costs, if any; other direct costs, including subawards/contracts; and indirect costs.  For construction awards, you must submit a SF 271, “Outlay Report and Request for Reimbursement for Construction Programs,” through VIPERS.

c.                                       Timing of submittals.  Submittal of the SF 270 or SF 271 should coincide with your normal billing pattern, but not more frequently than every two weeks.  Requests for reimbursement must be limited to the amount of disbursements made during the billing period for the federal share of direct project costs and the proportionate share of any allowable indirect costs incurred during that billing period.

d.                                      Adjusting payment requests for available cash.  You must disburse any funds that are available from repayments to and interest earned on a revolving fund, program income, rebates, refunds, contract settlements, audit recoveries, credits, discounts, and interest earned on any of those funds before requesting additional cash payments from DOE/NNSA.

e.                                       Payments.  The DOE approving official will approve the invoice as soon as practicable but not later than 30 days after your request is received, unless the billing is improper.  Upon receipt of an invoice payment authorization from the DOE approving official, the ORFSC will disburse payment to you.  You may check the status of your payments at the VIPER web site.  All payments are made by electronic funds transfer to the bank account identified on the ACH Vendor/Miscellaneous Payment Enrollment Form (SF 3881) that you filed.

COST SHARING FFRDC’S NOT INVOLVED

a.                                      Total Estimated Project Cost is the sum of the Government share and Recipient share of the estimated project costs.  The Recipient’s cost share must come from non-Federal sources unless otherwise allowed by law.  By accepting Federal funds under this award, you agree that you are liable for your percentage share of total allowable project costs, on a budget period basis, even if the project is terminated early or is not funded to its completion.  This cost is shared as follows:

Budget Period	Government Share $/%	Recipient Share $/%	Total Estimated Cost
1	$249,090,000 / 50%	$249,090,000 / 50%	$498,180,000

b.                                      If you discover that you may be unable to provide cost sharing of at least the amount identified in paragraph a of this article, you should immediately provide written notification to the DOE Award Administrator indicating whether you will continue or phase out the project.  If you plan to continue the project, the notification must describe how replacement cost sharing will be secured.

c.                                       You must maintain records of all project costs that you claim as cost sharing, including in-kind costs, as well as records of costs to be paid by DOE/NNSA.  Such records are subject to audit.

d.                                      Failure to provide the cost sharing required by this Article may result in the subsequent recovery by DOE/NNSA of some or all the funds provided under the award.

REBUDGETING AND RECOVERY OF INDIRECT COSTS - REIMBURSABLE INDIRECT COSTS AND FRINGE BENEFITS

a.                                      If actual allowable indirect costs are less than those budgeted and funded under the award, you may use the difference to pay additional allowable direct costs during the project period.  If at the completion of the award the Government’s share of total allowable costs (i.e., direct and indirect), is less than the total costs reimbursed, you must refund the difference.

b.                                      Recipients are expected to manage their indirect costs.  DOE will not amend an award solely to provide additional funds for changes in indirect cost rates.  DOE recognizes that the inability to obtain full reimbursement for indirect costs means the recipient must absorb the underrecovery.  Such underrecovery may be allocated as part of the organization’s required cost sharing.

c.                                       The budget for this award includes fringe benefits and indirect (labor overhead) costs, but does not include a G&A overhead rate expense.  Therefore, such G&A costs shall not be charged to nor shall reimbursement be requested for this project nor shall such G&A costs for this project be allocated to any other federally sponsored project.  In addition, such G&A costs shall not be counted as cost share unless approved by the Contracting Officer.

PRE-AWARD COSTS

You are entitled to reimbursement for costs incurred on or after June 1, 2009 if such costs are allowable in accordance with the applicable Federal cost principles referenced in 10 CFR part 600 and the terms of this award (including the NEPA Requirements provision).

USE OF PROGRAM INCOME — COST SHARING

If you earn program income during the project period as a result of this award, you may use the program income to meet your cost sharing requirement.

STATEMENT OF FEDERAL STEWARDSHIP

DOE/NNSA will exercise normal Federal stewardship in overseeing the project activities performed under this award.  Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during the project; assuring compliance with terms and conditions; and reviewing technical performance after project completion to ensure that the award objectives have been accomplished.

SITE VISITS

DOE/NNSA’s authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required.  You must provide, and must require your subawardees to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties.  All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

REPORTING REQUIREMENTS

a.                                      Requirements.  The reporting requirements for this award are identified on the Federal Assistance Reporting Checklist, DOE F 4600.2, attached to this award.  Failure to comply with these reporting requirements is considered a material noncompliance with the terms of the award.  Noncompliance may result in withholding of future payments, suspension, or termination of the current award, and withholding of future awards.  A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies.

b.                                      Dissemination of scientific/technical reports.  Scientific/technical reports submitted under this award will be disseminated on the Internet via the DOE Information Bridge (www.osti.gov/bridge), unless the report contains patentable material, protected data, or SBIR/STTR data.  Citations for journal articles produced under the award will appear on the DOE Energy Citations Database (www.osti.gov/energycitations).

c.                                       Restrictions. Reports submitted to the DOE Information Bridge must not contain any Protected Personal Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.

PUBLICATIONS

a.                                      You are encouraged to publish or otherwise make publicly available the results of the work conducted under the award.

b.                                      An acknowledgment of Federal support and a disclaimer must appear in the publication of any material, whether copyrighted or not, based on or developed under this project, as follows:

Acknowledgment:  “This material is based upon work supported by the Department of Energy under Award Number DE-EE0002022.”

Disclaimer:  “This report was prepared as an account of work sponsored by an agency of the United States Government.  Neither the United States Government nor any agency thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights.  Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof.  The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof.”

FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS

You must obtain any required permits and comply with applicable Federal, state, and municipal laws, codes, and regulations for work performed under this award.

INTELLECTUAL PROPERTY PROVISIONS AND CONTACT INFORMATION

a.                                      The intellectual property provisions applicable to this award are provided as an attachment to this award or are referenced on the Agreement Face Page.  A list of all intellectual property provisions may be found at http://www.gc.doe.gov/financial_assistance_awards.htm .

b.                                      Questions regarding intellectual property matters should be referred to the DOE Award Administrator and the Patent Counsel designated as the service provider for the DOE office that issued the award.  The IP Service Providers List is found at http://www.gc.doe.gov/documents/Intellectual_Property_(IP)_Service_Providers_for_Acquisition.pdf

LOBBYING RESTRICTIONS

By accepting funds under this award, you agree that none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. 1913.  This restriction is in addition to those prescribed elsewhere in statute and regulation.

NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS — SENSE OF CONGRESS

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.

INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP

a.                                      You shall immediately notify the DOE of the occurrence of any of the following events: (i) you or your parent’s filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) your consent to the institution of an involuntary case under the Bankruptcy Act against you or your parent; (iii)  the filing of any similar proceeding for or against you or your parent, or its consent to, the dissolution, winding-up or readjustment of your debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over you, under any other applicable state or federal law; or (iv) your insolvency due to your inability to pay your debts generally as they become due.

b.                                      Such notification shall be in writing and shall:  (i) specifically set out the details of the occurrence of an event referenced in paragraph a; (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this award.

c.                                       Upon the occurrence of any of the four events described in the first paragraph, DOE reserves the right to conduct a review of your award to determine your compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports).  If the DOE review determines that there are significant deficiencies or concerns with your performance under the award, DOE reserves the right to impose additional requirements, as needed, including (i) change your payment method; or (ii) institute payment controls.

d.                                      Failure of the Recipient to comply with this provision may be considered a material noncompliance of this financial assistance award by the Contracting Officer.

NATIONAL ENVIRONMENTAL POLICY ACT (NEPA) REQUIREMENTS

The Recipient is restricted from taking any action using Federal funds that would have an adverse effect on the environment or limit the choice of reasonable alternatives prior to DOE issuing a Finding of No Significant Impact (FONSI) for projects requiring an environmental assessment or a Record of Decision (ROD) for projects requiring an environmental impact statement. Prior to issuance of FONSI (or ROD if EIS becomes necessary), DOE will reimburse the Recipient up to $24,909,000 for project planning, design, and placement of long lead time equipment orders and Subtasks 1.1, 1.2, 2.1, 2.2, 3.1, and 3.2 identified in the SOPO at the DOE share ratio established in the grant.  Unless and until DOE issues a FONSI or ROD, all other costs incurred by the Recipient will be at the Recipient’s risk.  Prohibited actions include, but are not limited to, demolition/decontamination of existing buildings, site preparation/clearing, ground breaking, excavation/construction, and/or detailed design.  However, activities necessary to perform site characterization/sampling/monitoring; preparation of conceptual design data/analysis/documentation to include project planning assistance/training, may be performed before a FONSI or ROD is issued.

In the event the Recipient elects to proceed with activities that could have an adverse impact on the environment prior to DOE issuing a FONSI or a ROD, the Recipient acknowledges that such activities are  at Recipient’s risk in that the DOE may not reimburse the cost depending on the outcome of the NEPA process.

Prior to the issuance of a FONSI or ROD, DOE agrees to discuss with the Recipient any proposed conditions and requirements that may be included in it if DOE decides to proceed with its proposed action.   However, DOE retains sole discretion on whether to issue a FONSI or ROD and what conditions and requirements to include in it if one is issued.

If DOE decides to proceed with its proposed action subject to conditions, limitations, mitigation requirements, or monitoring requirements specified in a FONSI or ROD, the Recipient agrees to:

a) abide by the conditions, limitations, mitigation requirements, and monitoring requirements specified in the FONSI or ROD;

b) negotiate changes to the project schedule, costs, and/or scope as necessary to effect the requirements or conditions in the FONSI or ROD;

c) allow DOE’s authorized representatives  to visit the site and facilities upon notice to verify project status and compliance to include conditions and requirements in the FONSI or ROD; and

d)  submit data or otherwise meet specified reporting requirements that may be in the FONSI or ROD.

If the Recipient finds the conditions and requirements to be unacceptable, the Recipient reserves the right to terminate the award in accordance with 10 CFR 600.161(a)(3), 244(b), 351(a)(3), as applicable.

In the event DOE does not issue a NEPA determination supporting the project or the Recipient withdraws from the project as a result of mitigation requirements contained in DOE’s NEPA determination, the maximum DOE liability to the Recipient is DOE’s share of incurred costs up to $24,909,000, provided such costs are reasonable, allocable to the award, and allowable under the terms of the award and the applicable Federal cost principles.  DOE reserves the right to unilaterally deobligate the balance of funds obligated, but not authorized for expenditure, in the event the foregoing NEPA requirements are not satisfied.

DECONTAMINATION AND/OR DECOMMISSIONING (D &D) COSTS

Notwithstanding any other provisions of this Agreement, the Government shall not be responsible for or have any obligation to the recipient for (i) Decontamination and/or Decommissioning (D&D) of any of the recipient’s facilities, or (ii) any costs which may be incurred by the recipient in connection with the D&D of any of its facilities due to the performance of the work under this Agreement, whether said work was performed prior to or subsequent to the effective date of this Agreement.

PROPERTY

Real property and equipment acquired by the Recipient shall be subject to the rules set forth in 10 CFR 600.321.

Consistent with the goals and objectives of this project, the Recipient may continue to use Recipient acquired  property beyond the Period of Performance, without obligation, during the period of such use, to extinguish DOE’s conditional title to such property as described in 10 CFR 600.321., subject to the following:  (a) the Recipient continues to utilize such property for the objectives of the project as set forth in the Statement of Project Objectives; (b) DOE retains the right to periodically ask for, and the Recipient agrees to provide, reasonable information concerning the use and condition of the property; and (c) the Recipient follows the property disposition rules set forth in 10 CFR 600.321 if the property is no longer used by the Recipient for the objectives of the project, and the fair market value of property exceeds $5,000.

Once the per unit fair market value of the property is less than $5,000, pursuant to 10 CFR 600.321(f)(1)(i), DOE’s residual interest in the property shall be extinguished and Recipient shall have no further obligation to the DOE with respect to the property.

FINAL INCURRED COST AUDIT

In accordance with 10 CFR 600, DOE reserves the right to initiate a final incurred cost audit on this award.  If the audit has not been performed or completed prior to the closeout of the award, DOE retains the right to recover an appropriate amount after fully considering the recommendations on disallowed costs resulting from the final audit.

INDEMNITY

The Recipient shall indemnify the Government and its officers, agents, or employees for any and all liability, including litigation expenses and attorneys’ fees, arising from suits, actions, or claims of any character for death, bodily injury, or loss of or damage to property or to the environment, resulting from the project, except to the extent that such liability results from the direct fault or negligence of Government officers, agents or employees, or to the extent such liability may be covered by applicable allowable costs provisions.

ADVANCE PATENT WAIVER

DOE is preparing a Class Waiver of Patent Rights for technology developed under DOE funded awards relating to DOE’s Recovery Act - Electric Drive Vehicle Battery and Component Manufacturing Initiative; DOE Funding Opportunity Announcement DE-FOA-0000026.  If the class waiver is granted and the Recipient elects to participate in it, DOE will modify this award to incorporate the patent waiver terms and conditions.  These patent waiver terms and conditions will be in effect retroactive to the signing of this award.

SPECIAL PROVISIONS RELATING TO WORK FUNDED UNDER AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009

Preamble

The American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, (Recovery Act) was enacted to preserve and create jobs and promote economic recovery, assist those most impacted by the recession, provide investments needed to increase economic efficiency by spurring technological advances in science and health, invest in transportation, environmental protection, and other infrastructure that will provide long-term economic benefits, stabilize State and local government budgets, in order to minimize and avoid reductions in essential services and counterproductive State and local tax increases.  Recipients shall use grant funds in a manner that maximizes job creation and economic benefit.

The Recipient shall comply with all terms and conditions in the Recovery Act relating generally to governance, accountability, transparency, data collection and resources as specified in Act itself and as discussed below.

Recipients should begin planning activities for their first tier subrecipients, including obtaining a DUNS number (or updating the existing DUNS record), and registering with the Central Contractor Registration (CCR).

Be advised that Recovery Act funds can be used in conjunction with other funding as necessary to complete projects, but tracking and reporting must be separate to meet the reporting requirements of the Recovery Act and related guidance.  For projects funded by sources other than the Recovery Act, Contractors must keep separate records for Recovery Act funds and to ensure those records comply with the requirements of the Act.

The Government has not fully developed the implementing instructions of the Recovery Act, particularly concerning specific procedural requirements for the new reporting requirements.  The Recipient will be provided these details as they become available.  The Recipient must comply with all requirements of the

Act.  If the recipient believes there is any inconsistency between ARRA requirements and current award terms and conditions, the issues will be referred to the Contracting Officer for reconciliation.

Definitions

For purposes of this clause, Covered Funds means funds expended or obligated from appropriations under the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5.  Covered Funds will have special accounting codes and will be identified as Recovery Act funds in the grant, cooperative agreement or TIA and/or modification using Recovery Act funds.  Covered Funds must be reimbursed by September 30, 2015.

Non-Federal employer means any employer with respect to covered funds — the contractor, subcontractor, grantee, or recipient, as the case may be, if the contractor, subcontractor, grantee, or recipient is an employer; and any professional membership organization, certification of other professional body, any agent or licensee of the Federal government, or any person acting directly or indirectly in the interest of an employer receiving covered funds; or with respect to covered funds received by a State or local government, the State or local government receiving the funds and any contractor or subcontractor receiving the funds and any contractor or subcontractor of the State or local government; and does not mean any department, agency, or other entity of the federal government.

Recipient means any entity that receives Recovery Act funds directly from the Federal government (including Recovery Act funds received through grant, loan, or contract) other than an individual and includes a State that receives Recovery Act Funds.

Special Provisions

A. Flow Down Requirement

Recipients must include these special terms and conditions in any subaward.

B. Segregation of Costs

Recipients must segregate the obligations and expenditures related to funding under the Recovery Act.  Financial and accounting systems should be revised as necessary to segregate, track and maintain these funds apart and separate from other revenue streams.  No part of the funds from the Recovery Act shall be commingled with any other funds or used for a purpose other than that of making payments for costs allowable for Recovery Act projects.

C.  Prohibition on Use of Funds

None of the funds provided under this agreement derived from the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, may be used by any State or local government, or any private entity, for any casino or other gambling establishment, aquarium, zoo, golf course, or swimming pool.

D.  Access to Records

With respect to each financial assistance agreement awarded utilizing at least some of the funds appropriated or otherwise made available by the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5,  any representative of an appropriate inspector general appointed under section 3 or 8G of the Inspector General Act of 1988 (5 U.S.C. App.) or of the Comptroller General is authorized —

(1) to examine any records of the contractor or grantee, any of its subcontractors or subgrantees, or any State or local agency administering such contract that pertain to, and involve transactions that relate to, the subcontract, subcontract, grant, or subgrant; and

(2) to interview any officer or employee of the contractor, grantee, subgrantee, or agency regarding such transactions.

E.   Publication

An application may contain technical data and other data, including trade secrets and/or privileged or confidential information, which the applicant does not want disclosed to the public or used by the Government for any purpose other than the application.  To protect such data, the applicant should specifically identify each page including each line or paragraph thereof containing the data to be protected and mark the cover sheet of the application with the following Notice as well as referring to the Notice on each page to which the Notice applies:

Notice of Restriction on Disclosure and Use of Data

The data contained in pages — of this application have been submitted in confidence and contain trade secrets or proprietary information, and such data shall be used or disclosed only for evaluation purposes, provided that if this applicant receives an award as a result of or in connection with the submission of this application, DOE shall have the right to use or disclose the data here to the extent provided in the award.  This restriction does not limit the Government’s right to use or disclose data obtained without restriction from any source, including the applicant.

Information about this agreement will be published on the Internet and linked to the website www.recovery.gov, maintained by the Accountability and Transparency Board.  The Board may exclude posting contractual or other information on the website on a case-by-case basis when necessary to protect national security or to protect information that is not subject to disclosure under sections 552 and 552a of title 5, United States Code.

F.   Protecting State and Local Government and Contractor Whistleblowers.

The requirements of Section 1553 of the Act are summarized below.  They include, but are not limited to:

Prohibition on Reprisals:  An employee of any non-Federal employer receiving covered funds under the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, may not be discharged, demoted, or otherwise discriminated against as a reprisal for disclosing, including a disclosure made in the ordinary course of an employee’s duties, to the Accountability and Transparency Board, an inspector general, the Comptroller General, a member of Congress, a State or Federal regulatory or law enforcement agency, a person with supervisory authority over the employee (or other person working for the employer who has the authority to investigate, discover or terminate misconduct), a court or grant jury, the head of a Federal agency, or their representatives information that the employee believes is evidence of:

• gross management of an agency contract or grant relating to covered funds;

• a gross waste of covered funds;

• a substantial and specific danger to public health or safety related to the implementation or use of covered funds;

• an abuse of authority related to the implementation or use of covered funds; or

• as violation of law, rule, or regulation related to an agency contract (including the competition for or negotiation of a contract) or grant, awarded or issued relating to covered funds.

Agency Action:  Not later than 30 days after receiving an inspector general report of an alleged reprisal, the head of the agency shall determine whether there is sufficient basis to conclude that the non-Federal employer has subjected the employee to a prohibited reprisal.  The agency shall either issue an order denying relief in whole or in part or shall take one or more of the following actions:

• Order the employer to take affirmative action to abate the reprisal.

• Order the employer to reinstate the person to the position that the person held before the reprisal, together with compensation including back pay, compensatory damages, employment benefits, and other terms and conditions of employment that would apply to the person in that position if the reprisal had not been taken.

• Order the employer to pay the employee an amount equal to the aggregate amount of all costs and expenses (including attorneys’ fees and expert witnesses’ fees) that were reasonably incurred by the employee for or in connection with, bringing the complaint regarding the reprisal, as determined by the head of a court of competent jurisdiction.

Nonenforceablity of Certain Provisions Waiving Rights and remedies or Requiring Arbitration:  Except as provided in a collective bargaining agreement, the rights and remedies provided to aggrieved employees by this section may not be waived by any agreement, policy, form, or condition of employment, including any predispute arbitration agreement.  No predispute arbitration agreement shall be valid or enforceable if it requires arbitration of a dispute arising out of this section.

Requirement to Post Notice of Rights and Remedies:  Any employer receiving covered funds under the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, shall post notice of the rights and remedies as required therein. (Refer to section 1553 of the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, www.Recovery.gov, for specific requirements of this section and prescribed language for the notices.).

G. RESERVED

H. False Claims Act

Recipient and sub-recipients shall promptly refer to the DOE or other appropriate Inspector General any credible evidence that a principal, employee, agent, contractor, sub-grantee, subcontractor or other person has submitted a false claim under the False Claims Act or has committed a criminal or civil violation of laws pertaining to fraud, conflict of interest, bribery, gratuity or similar misconduct involving those funds.

I. Information in Support of Recovery Act Reporting

Recipient may be required to submit backup documentation for expenditures of funds under the Recovery Act including such items as timecards and invoices.  Recipient shall provide copies of backup documentation at the request of the Contracting Officer or designee.

J. Availability of Funds

Funds appropriated under the Recovery Act and obligated to this award are available for reimbursement of costs until September 30, 2015.

REPORTING AND REGISTRATION REQUIREMENTS UNDER SECTION 1512 OF THE RECOVERY ACT

(a) This award requires the recipient to complete projects or activities which are funded under the American Recovery and Reinvestment Act of 2009 (Recovery Act) and to report on use of Recovery Act funds provided through this award. Information from these reports will be made available to the public.

(b) The reports are due no later than ten calendar days after each calendar quarter in which the recipient receives the assistance award funded in whole or in part by the Recovery Act.

(c) Recipients and their first-tier recipients must maintain current registrations in the Central Contractor Registration (http://www.ccr.gov) at all times during which they have active federal awards funded with Recovery Act funds. A Dun and Bradstreet Data Universal Numbering System (DUNS) Number (http://www.dnb.com) is one of the requirements for registration in the Central Contractor Registration.

(d) The recipient shall report the information described in section 1512(c) of the Recovery Act using the reporting instructions and data elements that will be provided online at http://www.FederalReporting.gov and ensure that any information that is pre-filled is corrected or updated as needed.

WAGE RATE REQUIREMENTS UNDER SECTION 1606 OF THE RECOVERY ACT

(a) Section 1606 of the Recovery Act requires that all laborers and mechanics employed by contractors and subcontractors on projects funded directly by or assisted in whole or in part by and through the Federal

Government pursuant to the Recovery Act shall be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by the Secretary of Labor in accordance with subchapter IV of chapter 31 of title 40, United States Code.

Pursuant to Reorganization Plan No. 14 and the Copeland Act, 40 U.S.C. 3145, the Department of Labor has issued regulations at 29 CFR parts 1, 3, and 5 to implement the Davis-Bacon and related Acts. Regulations in 29 CFR 5.5 instruct agencies concerning application of the standard Davis-Bacon contract clauses set forth in that section. Federal agencies providing grants, cooperative agreements, and loans under the Recovery Act shall ensure that the standard Davis-Bacon contract clauses found in 29 CFR 5.5(a) are incorporated in any resultant covered contracts that are in excess of $2,000 for construction, alteration or repair (including painting and decorating).

(b) For additional guidance on the wage rate requirements of section 1606, contact your awarding agency. Recipients of grants, cooperative agreements and loans should direct their initial inquiries concerning the application of Davis-Bacon requirements to a particular federally assisted project to the Federal agency funding the project. The Secretary of Labor retains final coverage authority under Reorganization Plan Number 14.

RECOVERY ACT TRANSACTIONS LISTED IN SCHEDULE OF EXPENDITURES OF FEDERAL AWARDS AND RECIPIENT RESPONSIBILITIES FOR INFORMING SUBRECIPIENTS

(a) To maximize the transparency and accountability of funds authorized under the American Recovery and Reinvestment Act of 2009 (Pub. L. 111—5) (Recovery Act) as required by Congress and in accordance with 2 CFR 215.21 “Uniform Administrative Requirements for Grants and Agreements” and OMB Circular A—102 Common Rules provisions, recipients agree to maintain records that identify adequately the source and application of Recovery Act funds. OMB Circular A—102 is available at http://www.whitehouse.gov/omb/circulars/a102/a102.html.

(b) For recipients covered by the Single Audit Act Amendments of 1996 and OMB Circular A—133, “Audits of States, Local Governments, and Non-Profit Organizations,” recipients agree to separately identify the expenditures for Federal awards under the Recovery Act on the Schedule of Expenditures of Federal Awards (SEFA) and the Data Collection Form (SF—SAC) required by OMB Circular A—133. OMB Circular A—133 is available at http://www.whitehouse.gov/omb/circulars/a133/a133.html. This shall be accomplished by identifying expenditures for Federal awards made under the Recovery Act separately on the SEFA, and as separate rows under Item 9 of Part III on the SF—SAC by CFDA number, and inclusion of the prefix “ARRA-” in identifying the name of the Federal program on the SEFA and as the first characters in Item 9d of Part III on the SF—SAC.

(c) Recipients agree to separately identify to each subrecipient, and document at the time of subaward and at the time of disbursement of funds, the Federal award number, CFDA number, and amount of Recovery Act funds. When a recipient awards Recovery Act funds for an existing program, the information furnished to subrecipients shall distinguish the subawards of incremental Recovery Act funds from regular subawards under the existing program.

(d) Recipients agree to require their subrecipients to include on their SEFA information to specifically identify Recovery Act funding similar to the requirements for the recipient SEFA described above. This information is needed to allow the recipient to properly monitor subrecipient expenditure of ARRA funds as well as oversight by the Federal awarding agencies, Offices of Inspector General and the Government Accountability Office.

DAVIS BACON ACT AND CONTRACT WORK HOURS AND SAFETY STANDARDS ACT

Definitions:  For purposes of this article, Davis Bacon Act and Contract Work Hours and Safety Standards Act, the following definitions are applicable:

(1) “Award” means any grant, cooperative agreement or technology investment agreement made with Recovery Act funds by the Department of Energy (DOE) to a Recipient.  Such Award must require compliance with the labor standards clauses and wage rate requirements of the Davis-Bacon Act (DBA) for work performed by all laborers and mechanics employed by Recipients (other than a unit of State or local government whose own employees perform the construction) Subrecipients, Contractors and subcontractors.

(2) “Contractor” means an entity that enters into a Contract.  For purposes of these clauses, Contractor shall include (as applicable) prime contractors,  Recipients, Subrecipients, and Recipients’ or Subrecipients’ contractors, subcontractors, and lower-tier subcontractors. “Contractor” does not mean a unit of State or local government where construction is performed by its own employees.”

(3) “Contract” means a contract executed by a Recipient, Subrecipient, prime contractor or any tier subcontractor for construction, alteration, or repair.  It may also mean (as applicable) (i) financial assistance instruments such as grants, cooperative agreements, technology investment agreements, and loans; and, (ii) Sub awards, contracts and subcontracts issued under financial assistance agreements.  “Contract” does not mean a financial assistance instrument with a unit of State or local government where construction is performed by its own employees.

(4) “Contracting Officer” means the DOE official authorized to execute an Award on behalf of DOE and who is responsible for the business management and non-program aspects of the financial assistance process.

(5) “Recipient” means any entity other than an individual that receives an Award of Federal funds in the form of a grant, cooperative agreement or technology investment agreement directly from the Federal Government and is financially accountable for the use of any DOE funds or property, and is legally responsible for carrying out the terms and conditions of the program and Award.

(6) “Subaward” means an award of financial assistance in the form of money, or property in lieu of money, made under an award by a Recipient to an eligible Subrecipient or by a Subrecipient to a lower- tier subrecipient.  The term includes financial assistance when provided by any legal agreement, even if the agreement is called a contract, but does not include the Recipient’s procurement of goods and services to carry out the program nor does it include any form of assistance which is excluded from the definition of “Award” above.

(7) “Subrecipient” means a non-Federal entity that expends Federal funds received from a Recipient to carry out a Federal program, but does not include an individual that is a beneficiary of such a program.

(a) Davis Bacon Act

(1) Minimum wages.

(i) All laborers and mechanics employed or working upon the site of the work (or under the United States Housing Act of 1937 or under the Housing Act of 1949 in the construction or development of the project), will be paid unconditionally and not less often than once a week, and without subsequent deduction or rebate on any account (except such payroll deductions as are permitted by regulations issued by the Secretary of Labor under the Copeland Act (29 CFR part 3) ), the full amount of wages and bona fide fringe benefits (or cash equivalents thereof) due at time of payment computed at rates not less than those contained in the wage determination of the Secretary of Labor which is attached hereto and made a part hereof, regardless of any contractual relationship which may be alleged to exist between the Contractor and such laborers and mechanics.

Contributions made or costs reasonably anticipated for bona fide fringe benefits under section 1(b)(2) of the Davis-Bacon Act on behalf of laborers or mechanics are considered wages paid to such laborers or mechanics, subject to the provisions of paragraph (a)(1)(iv) of this section; also, regular contributions made or costs incurred for more than a weekly period (but not less often than quarterly) under plans, funds, or programs which cover the particular weekly period, are deemed to be constructively made or incurred during such weekly period. Such laborers and mechanics shall be paid the appropriate wage rate and fringe benefits on the wage determination for the classification of work actually performed, without regard to skill, except as provided in § 5.5(a)(4). Laborers or mechanics performing work in more than one classification may be compensated at the rate specified for each classification for the time actually worked therein: Provided, That the employer’s payroll records accurately set forth the time spent in each classification in which work is performed. The wage determination (including any additional classification and wage rates conformed under paragraph (a)(1)(ii) of this section) and the Davis-Bacon poster (WH-1321) shall be posted at all times by the Contractor and its subcontractors at the site of the work in a prominent and accessible place where it can be easily seen by the workers.

(ii)(A) The Contracting Officer shall require that any class of laborers or mechanics, including helpers, which is not listed in the wage determination and which is to be employed under the Contract shall be classified in conformance with the wage determination. The Contracting Officer shall approve an additional classification and wage rate and fringe benefits therefore only when the following criteria have been met:

(1) The work to be performed by the classification requested is not performed by a classification in the wage determination; and

(2) The classification is utilized in the area by the construction industry; and

(3) The proposed wage rate, including any bona fide fringe benefits, bears a reasonable relationship to the wage rates contained in the wage determination.

(B) If the Contractor and the laborers and mechanics to be employed in the classification (if known), or their representatives, and the Contracting Officer agree on the classification and wage rate (including the amount designated for fringe benefits where appropriate), a report of the action taken shall be sent by the Contracting Officer to the Administrator of the Wage and Hour Division, U.S. Department of Labor, Washington, DC 20210. The Administrator, or an authorized representative, will approve, modify, or disapprove every additional classification action within 30 days of receipt and so advise the Contracting Officer or will notify the Contracting Officer within the 30-day period that additional time is necessary.

(C) In the event the Contractor, the laborers or mechanics to be employed in the classification or their representatives, and the Contracting Officer do not agree on the proposed classification and wage rate (including the amount designated for fringe benefits, where appropriate), the Contracting Officer shall refer the questions, including the views of all interested parties and the recommendation of the Contracting Officer, to the Administrator for determination. The Administrator, or an authorized representative, will issue a determination within 30 days of receipt and so advise the Contracting Officer or will notify the Contracting Officer within the 30-day period that additional time is necessary.

(D) The wage rate (including fringe benefits where appropriate) determined pursuant to paragraphs (a)(1)(ii)(B) or (C) of this section, shall be paid to all workers performing work in the classification under this Contract from the first day on which work is performed in the classification.

(iii) Whenever the minimum wage rate prescribed in the Contract for a class of laborers or mechanics includes a fringe benefit which is not expressed as an hourly rate, the Contractor shall either pay the benefit as stated in the wage determination or shall pay another bona fide fringe benefit or an hourly cash equivalent thereof.

(iv) If the Contractor does not make payments to a trustee or other third person, the Contractor may consider as part of the wages of any laborer or mechanic the amount of any costs reasonably anticipated in providing bona fide fringe benefits under a plan or program, Provided, That the Secretary of Labor has found, upon the written request of the Contractor, that the applicable standards of the Davis-Bacon Act have been met. The Secretary of Labor may require the Contractor to set aside in a separate account assets for the meeting of obligations under the plan or program.

(2) Withholding. The Department of Energy or the Recipient or Subrecipient shall upon its own action or upon written request of an authorized representative of the Department of Labor withhold or cause to be withheld from the Contractor under this Contract or any other Federal contract with the same prime contractor, or any other federally-assisted contract subject to Davis-Bacon prevailing wage requirements, which is held by the same prime contractor, so much of the accrued payments or advances as may be considered necessary to pay laborers and mechanics, including apprentices, trainees, and helpers, employed by the Contractor or any subcontractor the full amount of wages required by the Contract. In the event of failure to pay any laborer or mechanic, including any apprentice, trainee, or helper, employed or working on the site of the work (or under the United States Housing Act of 1937 or under the Housing Act of 1949 in the construction or development of the project), all or part of the wages required by the Contract, the Department of Energy, Recipient, or Subrecipient,  may, after written notice to the Contractor, sponsor, applicant, or owner, take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds until such violations have ceased.

(3) Payrolls and basic records.

(i) Payrolls and basic records relating thereto shall be maintained by the Contractor during the course of the work and preserved for a period of three years thereafter for all laborers and mechanics working at the site of the work (or under the United States Housing Act of 1937, or under the Housing Act of 1949, in the construction or development of the project). Such records shall contain the name, address, and social security number of each such worker, his or her correct classification, hourly rates of wages paid (including rates of contributions or costs anticipated for bona fide fringe benefits or cash equivalents thereof of the types described in section 1(b)(2)(B) of the Davis-Bacon Act), daily and weekly number of hours worked, deductions made and actual wages paid. Whenever the Secretary of Labor has found under 29 CFR 5.5(a)(1)(iv) that the wages of any laborer or mechanic include the amount of any costs reasonably anticipated in providing benefits under a plan or program described in section 1(b)(2)(B) of the Davis-Bacon Act, the Contractor shall maintain records which show that the commitment to provide such benefits is enforceable, that the plan or program is financially responsible, and that the plan or program has been communicated in writing to the laborers or mechanics affected, and records which show the costs anticipated or the actual cost incurred in providing such benefits. Contractors employing apprentices or trainees under approved programs shall maintain written evidence of the registration of apprenticeship programs and certification of trainee programs, the registration of the apprentices and trainees, and the ratios and wage rates prescribed in the applicable programs.

(ii) (A) The Contractor shall submit weekly for each week in which any Contract work is performed a copy of all payrolls to the Department of Energy if the agency is a party to the Contract, but if the agency is not such a party, the Contractor will submit the payrolls to the Recipient or Subrecipient (as applicable), applicant, sponsor, or owner, as the case may be, for transmission to the Department of Energy. The payrolls submitted shall set out accurately and completely all of the information required to be maintained under 29 CFR 5.5(a)(3)(i), except that full social security numbers and home addresses shall not be included on weekly transmittals. Instead the payrolls shall only need to include an individually identifying number for each employee (e.g., the last four digits of the employee’s social security number). The required weekly payroll information may be submitted in any form desired. Optional Form WH-347 is available for this purpose from the Wage and Hour Division Web site at http://www.dol.gov/esa/whd/forms/wh347instr.htm or its successor site. The prime Contractor is responsible for the submission of copies of payrolls by all subcontractors. Contractors and subcontractors shall maintain the full social security number and current address of each covered worker, and shall provide them upon request to the Department of Energy if the agency is a party to the Contract, but if the agency is not such a party, the Contractor will submit them to the Recipient or Subrecipient (as applicable), applicant, sponsor, or owner, as the case may be, for transmission to the Department of Energy, the Contractor, or the Wage and Hour Division of the Department of Labor for purposes of an investigation or audit of compliance with prevailing wage requirements. It is not a violation of this section for a prime contractor to require a subcontractor to provide addresses and social security numbers to the prime contractor for its own records, without weekly submission to the sponsoring government agency (or the Recipient or Subrecipient (as applicable), applicant, sponsor, or owner).

(B) Each payroll submitted shall be accompanied by a “Statement of Compliance,” signed by the Contractor or subcontractor or his or her agent who pays or supervises the payment of the persons employed under the Contract and shall certify the following:

(1) That the payroll for the payroll period contains the information required to be provided under § 5.5 (a)(3)(ii) of Regulations, 29 CFR part 5, the appropriate information is being maintained under § 5.5 (a)(3)(i) of Regulations, 29 CFR part 5, and that such information is correct and complete;

(2) That each laborer or mechanic (including each helper, apprentice, and trainee) employed on the Contract during the payroll period has been paid the full weekly wages earned, without rebate, either directly or indirectly, and that no deductions have been made either directly or indirectly from the full wages earned, other than permissible deductions as set forth in Regulations, 29 CFR part 3;

(3) That each laborer or mechanic has been paid not less than the applicable wage rates and fringe benefits or cash equivalents for the classification of work performed, as specified in the applicable wage determination incorporated into the Contract.

(C) The weekly submission of a properly executed certification set forth on the reverse side of Optional Form WH-347 shall satisfy the requirement for submission of the “Statement of Compliance” required by paragraph (a)(3)(ii)(B) of this section.

(D) The falsification of any of the above certifications may subject the Contractor or subcontractor to civil or criminal prosecution under section 1001 of title 18 and section 3729 of title 31 of the United States Code.

(iii) The Contractor or subcontractor shall make the records required under paragraph (a)(3)(i) of this section available for inspection, copying, or transcription by authorized representatives of the Department of Energy or the Department of Labor, and shall permit such representatives to interview employees during working hours on the job. If the Contractor or subcontractor fails to submit the required records or to make them available, the Federal agency may, after written notice to the Contractor, sponsor, applicant, or owner, take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds. Furthermore, failure to submit the required records upon request or to make such records available may be grounds for debarment action pursuant to 29 CFR 5.12.

(4) Apprentices and trainees—

(i) Apprentices. Apprentices will be permitted to work at less than the predetermined rate for the work they performed when they are employed pursuant to and individually registered in a bona fide apprenticeship program registered with the U.S. Department of Labor, Employment and Training Administration, Office of Apprenticeship Training, Employer and Labor Services, or with a State Apprenticeship Agency recognized by the Office, or if a person is employed in his or her first 90 days of probationary employment as an apprentice in such an apprenticeship program, who is not individually registered in the program, but who has been certified by the Office of Apprenticeship Training, Employer and Labor Services or a State Apprenticeship Agency (where appropriate) to be eligible for probationary employment as an apprentice. The allowable ratio of apprentices to journeymen on the job site in any craft classification shall not be greater than the ratio permitted to the Contractor as to the entire work force under the registered program. Any worker listed on a payroll at an apprentice wage rate, who is not registered or otherwise employed as stated above, shall be paid not less than the applicable wage rate on the wage determination for the classification of work actually performed. In addition, any apprentice performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed. Where a Contractor is performing construction on a project in a locality other than that in which its program is registered, the ratios and wage rates (expressed in percentages of the journeyman’s hourly rate) specified in the Contractor’s or subcontractor’s registered program shall be observed. Every apprentice must be paid at not less than the rate specified in the registered program for the apprentice’s level of progress, expressed as a percentage of the journeymen hourly rate specified in the applicable wage determination. Apprentices shall be paid fringe benefits in accordance with the provisions of the apprenticeship program. If the apprenticeship program does not specify fringe benefits, apprentices must be paid the full amount of fringe benefits listed on the wage determination for the applicable classification. If the Administrator determines that a different practice prevails for the applicable apprentice classification, fringes shall be paid in accordance with that determination. In the event the Office of Apprenticeship Training, Employer and Labor Services, or a State Apprenticeship Agency recognized by the Office, withdraws approval of an apprenticeship program, the Contractor will no longer be permitted to utilize apprentices at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(ii) Trainees. Except as provided in 29 CFR 5.16, trainees will not be permitted to work at less than the predetermined rate for the work performed unless they are employed pursuant to and individually registered in a program which has received prior approval, evidenced by formal certification by the U.S. Department of Labor, Employment and Training Administration. The ratio of trainees to journeymen on the job site shall not be greater than permitted under the plan approved by the Employment and Training Administration. Every trainee must be paid at not less than the rate specified in the approved program for the trainee’s level of progress, expressed as a percentage of the journeyman hourly rate specified in the applicable wage determination. Trainees shall be paid fringe benefits in accordance with the provisions of the trainee program. If the trainee program does not mention fringe benefits, trainees shall be paid the full amount of fringe benefits listed on the wage determination unless the Administrator of the Wage and Hour Division determines that there is an apprenticeship program associated with the corresponding journeyman wage rate on the wage determination which provides for less than full fringe benefits for apprentices. Any employee listed on the payroll at a trainee rate who is not registered and participating in a training plan approved by the Employment and Training Administration shall be paid not less than the applicable wage rate on the wage determination for the classification of work actually performed. In addition, any trainee performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed. In the event the Employment and Training Administration withdraws approval of a training program, the Contractor will no longer be permitted to utilize trainees at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(iii) Equal employment opportunity. The utilization of apprentices, trainees and journeymen under this part shall be in conformity with the equal employment opportunity requirements of Executive Order 11246, as amended and 29 CFR part 30.

(5) Compliance with Copeland Act requirements. The Contractor shall comply with the requirements of 29 CFR part 3, which are incorporated by reference in this Contract.

(6) Contracts and Subcontracts. The Recipient, Subrecipient, the Recipient’s and Subrecipient’s contractors and subcontractor shall insert in any Contracts the clauses contained herein in(a)(1) through (10) and such other clauses as the Department of Energy may by appropriate instructions require, and also a clause requiring the subcontractors to include these clauses in any lower tier subcontracts. The Recipient shall be responsible for the compliance by any subcontractor or lower tier subcontractor with all of the paragraphs in this clause.

(7) Contract termination: debarment. A breach of the Contract clauses in 29 CFR 5.5 may be grounds for termination of the Contract, and for debarment as a contractor and a subcontractor as provided in 29 CFR 5.12.

(8) Compliance with Davis-Bacon and Related Act requirements. All rulings and interpretations of the Davis-Bacon and Related Acts contained in 29 CFR parts 1, 3, and 5 are herein incorporated by reference in this Contract.

(9) Disputes concerning labor standards. Disputes arising out of the labor standards provisions of this Contract shall not be subject to the general disputes clause of this Contract. Such disputes shall be resolved in accordance with the procedures of the Department of Labor set forth in 29 CFR parts 5, 6, and 7. Disputes within the meaning of this clause include disputes between the Recipient, Subrecipient, the

Contractor (or any of its subcontractors) and the contracting agency, the U.S. Department of Labor, or the employees or their representatives.

(10) Certification of eligibility.

(i) By entering into this Contract, the Contractor certifies that neither it (nor he or she) nor any person or firm who has an interest in the Contractor’s firm is a person or firm ineligible to be awarded Government contracts by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(ii) No part of this Contract shall be subcontracted to any person or firm ineligible for award of a Government contract by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(iii) The penalty for making false statements is prescribed in the U.S. Criminal Code, 18 U.S.C. 1001.

(b) Contract Work Hours and Safety Standards Act. As used in this paragraph, the terms laborers and mechanics include watchmen and guards.

(1) Overtime requirements. No Contractor or subcontractor contracting for any part of the Contract work which may require or involve the employment of laborers or mechanics shall require or permit any such laborer or mechanic in any workweek in which he or she is employed on such work to work in excess of forty hours in such workweek unless such laborer or mechanic receives compensation at a rate not less than one and one-half times the basic rate of pay for all hours worked in excess of forty hours in such workweek.

(2) Violation; liability for unpaid wages; liquidated damages. In the event of any violation of the clause set forth in paragraph (b)(1) of this section the Contractor and any subcontractor responsible therefor shall be liable for the unpaid wages. In addition, such Contractor and subcontractor shall be liable to the United States (in the case of work done under contract for the District of Columbia or a territory, to such District or to such territory), for liquidated damages. Such liquidated damages shall be computed with respect to each individual laborer or mechanic, including watchmen and guards, employed in violation of the clause set forth in paragraph (b)(1) of this section, in the sum of $10 for each calendar day on which such individual was required or permitted to work in excess of the standard workweek of forty hours without payment of the overtime wages required by the clause set forth in paragraph (b)(1) of this section.

(3) Withholding for unpaid wages and liquidated damages. The Department of Energy or the Recipient or Subrecipient shall upon its own action or upon written request of an authorized representative of the Department of Labor withhold or cause to be withheld, from any moneys payable on account of work performed by the Contractor or subcontractor under any such contract or any other Federal contract with the same prime Contractor, or any other federally-assisted contract subject to the Contract Work Hours and Safety Standards Act, which is held by the same prime contractor, such sums as may be determined to be necessary to satisfy any liabilities of such Contractor or subcontractor for unpaid wages and liquidated damages as provided in the clause set forth in paragraph (b)(2) of this section.

(4) Contracts and Subcontracts. The Recipient, Subrecipient, and Recipient’s and Subrecipient’s contractor or subcontractor shall insert in any Contracts, the clauses set forth in paragraph (b)(1) through (4) of this section and also a clause requiring the subcontractors to include these clauses in any lower tier subcontracts. The Recipient shall be responsible for compliance by any subcontractor or lower tier subcontractor with the clauses set forth in paragraphs (b)(1) through (4) of this section.

(5) The Contractor or subcontractor shall maintain payrolls and basic payroll records during the course of the work and shall preserve them for a period of three years from the completion of the Contract for all laborers and mechanics, including guards and watchmen, working on the Contract. Such records shall contain the name and address of each such employee, social security number, correct classifications, hourly rates of wages paid, daily and weekly number of hours worked, deductions made, and actual wages paid.  The records to be maintained under this paragraph shall be made available by the Contractor or subcontractor for inspection, copying, or transcription by authorized representatives of the Department of Energy and the Department of Labor, and the Contractor or subcontractor will permit such representatives to interview employees during working hours on the job.

RECIPIENT FUNCTIONS

(1) On behalf of the Department of Energy (DOE), Recipient shall perform the following functions:

(a)          Obtain, maintain, and monitor all DBA certified payroll records submitted by  the Subrecipients and Contractors at any tier under this Award;

(b)         Review all DBA certified payroll records for compliance with DBA requirements, including applicable DOL wage determinations;

(c)          Notify DOE of any non-compliance with DBA requirements by Subrecipients or  Contractors at any tier, including any non-compliances identified as the result of reviews performed pursuant to paragraph (b) above;

(d)         Address any Subrecipient and any Contractor DBA non-compliance issues; if DBA non-compliance issues cannot be resolved in a timely manner, forward complaints, summary of investigations and all relevant information to DOE;

(e)          Provide DOE with detailed information regarding the resolution of any DBA non-compliance issues;

(f)            Perform services in support of DOE investigations of complaints filed regarding noncompliance by Subrecipients and Contractors with DBA requirements;

(g)         Perform audit services as necessary to ensure compliance by Subrecipients and Contractors with DBA requirements and as requested by the Contracting Officer; and

(h)         Provide copies of all records upon request by DOE or DOL in a timely manner.

(2)             All records maintained on behalf of the DOE in accordance with paragraph (1) above are federal government (DOE) owned records.  DOE or an authorized representative shall be granted access to the records at all times.

(3)             In the event of, and in response to any Freedom of Information Act, 5 U.S.C. 552,  requests submitted to DOE, Recipient shall provide such records to DOE within 5 business days of receipt of a request from DOE

ATTACHMENT 2 - STATEMENT OF PROJECT OBJECTIVES

DE-EE0002022

VERTICALLY INTEGRATED MASS PRODUCTION OF AUTOMOTIVE CLASS LITHIUM ION BATTERIES

A.  OBJECTIVES

The overall objective of this project is to establish the manufacturing capability in the US to produce at least 500 MWh of automotive lithium ion batteries per year by the end of 2012.

The Recipient will build a vertically-integrated factory capacity that encompasses the full production process, including: the manufacturing of cathode powder, electrode coating, cell fabrication, module fabrication, and the assembly of complete battery pack systems ready for vehicle integration.  Design and production validation will also be performed under this program, ensuring that the products meet customer specifications, and that the production lines conform to standard automotive practice.  This work will be accomplished over three years, resulting in manufacturing capacity by the end of the program of at least 500 MWh of cells and batteries.

B.  SCOPE OF WORK

The general philosophy of manufacturing expansion is to cost-effectively meet the rapidly escalating customer volume needs while managing operational risk.  This approach will begin with low-risk, mature process technologies, improve the processes, and systematically increase throughput and lower costs over time.  The first portion of the build-out involves the rapid deployment, using a “Copy Identical” approach wherein the initial USA-1 cell and module/pack factory capacity will be installed with the same processes and equipment  currently used in the Recipient’s Asian factories, while increasing the level of automation for material movement and process control to increase output and boost productivity. This work will mostly occur in 2010 (Site 1).

The second portion of the build-out uses nearly identical equipment as what is used in the Site 1 production, but with increased throughput at specific operations that are at low risk.  This “Copy Improve” high volume manufacturing (HVM) capacity will further reduce cost and headcount through additional automation, data collection and improved manufacturing execution platforms.  Although this work starts in 2010, the production facilities will not be operational until 2011, with additional capacity being brought online in 2012.  Sites 2 and 3 of the manufacturing plan will use this “Copy Improve” philosophy.  The Recipient will continue to improve specific operational output in powder, coating and cell assembly, as part of an ongoing effort to continuously improve productivity.

The build-out of the manufacturing capability will occur in three (3) years, each corresponding to a specific location.

Site 1 — Cell Plant and Module/Pack Assembly Plant (Building USA-1)

Site 2 — Powder Plant & Coating Plant (Building R1)

Site 3 — Cell Manufacturing & Module/Pack Assembly (Building B1)

C.  TASKS TO BE PERFORMED

Site 1 — Cell and Module/Pack Assembly Plant (Building USA-1)

Site 1 focuses on the Low Volume Manufacturing plant using the “Copy Identical” approach and represents the bulk of the work of the project for 2010.  Due to the timing of the Recipient’s needs, some of the Site 1 activity has already started.  These activities include USA-1 (Livonia) site selection, due diligence, expansion of engineering “core team”, execution of lease documents and preliminary design /permitting of the facility.

Cell Design Validation (DV) is used to ensure that the cell meets specification and is accomplished through a Design Verification Plan and Report (DVP&R) process, which includes cell-level performance, life, environmental, and abuse testing.

Production Validation (PV) testing is used to determine whether the process is capable of producing consistent product, while meeting the demands during an actual production run at quoted production rate.

The Production Part Approval Process (PPAP) process includes many elements to ensure that specifications and requirements are understood and that the production process has the capability to consistently meet the requirements at production rate.  Examples of PPAP elements include: design records, engineering change documentation, Engineering Approval, Design Failure Mode and Effect Analysis (DFMEA), Process Flow Diagram, Process Failure Mode and Effect Analysis (PFMEA), Control Plan, and Measurement System Analysis (MSA) Studies.

Task 1.0 — Establish  Cell manufacturing in Building USA-1, the Low Volume Manufacturing facility.

Subtask 1.1                       Revise and maintain Project Management Plan; Report on activities

Subtask 1.2                       Hire engineering and manufacturing core team leaders.  Complete factory design, layout, cost estimate, schedule and permits.  Complete construction of all non-Manufacturing areas of building and order long lead facilities equipment.

Subtask 1.3                       Order, install and qualify equipment for cell design validation (DV) for cells.  Start cell DV for cells made in existing plants as baseline for DV from US plants..

Subtask 1.4                       Order cell manufacturing  line equipment and dry rooms.  Begin construction of manufacturing areas and environmental mitigation equipment areas.

Subtask 1.5                       Complete construction; Install and qualify dry rooms and cell manufacturing line equipment.

Subtask 1.6                       Ramp-up of labor hiring to support manufacturing capacity

Subtask 1.7                       Complete Production Validation (PV) and Device Validation (DV) of cell manufacturing lines

Subtask 1.8                       Complete Production Part Approval Process (PPAP) for cell manufacturing lines

Milestones:           Production Readiness Site 1 Review

The Recipient will perform an Advanced Product Quality Plan (APQP) Review that will be used to assess the success of the Site 1 Tasks thru Production Part Approval Process (PPAP).  APQP is an integral part of the Recipient’s program for developing and producing products that meet customer requirements.  APQP is a standard reporting criteria used by the automotive industry.  This review will be performed internally by the Recipient and a high level summary report of indicators (red, yellow, green) will be generated and provided to the DOE to document the status of the project.

Site 2 — Powder Plant & Coating Plant (Building R1)

Sites 2 and 3 use the “Copy Improve” approach, which uses nearly identical equipment as what is used for Site 1 production, but with increased throughput at specific operations that are at low risk.  This “Copy Improve” high volume manufacturing (HVM) capacity will further reduce cost and headcount through additional automation, data collection and improved manufacturing execution platforms.  Site 2 represents the first portion of powder and coating manufacturing on this program.

Task 2.0 — Establish one powder and one coating manufacturing block in Building R1.

Subtask 2.1                       Revise and maintain Project Management Plan; Report on activities

Subtask 2.2a                 Hire engineering and manufacturing core team leaders.  Design powder manufacturing line, layouts, cost estimate , schedule, permits and begin construction

Subtask 2.2b                Hire engineering and manufacturing core team leaders .  Design coating line, layouts, construction drawings, cost estimates, schedule, permits and order long lead facility systems.  Begin construction of all non-manufacturing areas.

Subtask 2.3a                 Order powder manufacturing equipment and environmental mitigation systems.  Begin construction of manufacturing areas.

Subtask 2.3b                Order coating manufacturing equipment and environmental mitigation systems.  Begin construction of manufacturing areas.

Subtask 2.4a                 Complete construction; Install and qualify powder manufacturing equipment

Subtask 2.4b                Complete construction; Install and qualify coating manufacturing equipment
Subtask 2.5        Ramp-up of labor hiring to support manufacturing capacity

Subtask 2.6a                 Complete production validation (PV) of powder line

Subtask 2.6b                Complete production validation (PV) of coating line

Subtask 2.7                       Complete Production Part Approval Process (PPAP) for powder and coating lines

Milestones:           Production Readiness Site 2 Review

The Recipient will perform an Advanced Product Quality Plan (APQP) Review that will be used to assess the success whether the goal of establishing powder and coating manufacturing was achieved.  APQP is an integral part of the Recipient’s program for developing and producing products that meet customer requirements.  This review will be performed internally by the Recipient and a high level summary report of indicators (red, yellow, green) will be generated and provided to the DOE to document the status of the project.

Site 3 — Cell Manufacturing & Module/Pack Assembly (Building B1)

Site 3 represents additional cell manufacturing and the first module/pack assembly facility on this program.

Task 3.0 — Establish cell/module/pack manufacturing blocks in Building B1.

Subtask 3.1                       Revise and maintain Project Management Plan; Report on activities

Subtask 3.2a                 Hire engineering and manufacturing core team leaders.  Design cell manufacturing line, layouts and construction drawings.  Complete cost estimate, schedule, permits and begin construction.  Order long lead facilities equipment.

Subtask 3.2b                Hire engineering and manufacturing core team leaders.  Design module/pack manufacturing line, layouts and construction drawings.  Complete cost estimate, schedule, permits and begin construction.  Order long lead facilities equipment and begin construction of non-manufacturing areas.

Subtask 3.3a                 Order cell manufacturing equipment and begin construction of manufacturing areas.

Subtask 3.3b                Order module/pack manufacturing equipment and begin construction of manufacturing areas.

Subtask 3.4a                 Complete construction; Install and qualify cell manufacturing equipment.

Subtask 3.4b                Complete construction; Install and qualify module/pack manufacturing equipment.

Subtask 3.5                       Ramp-up of labor hiring to support manufacturing capacity

Subtask 3.6a                 Complete production validation (PV) of cell manufacturing line

Subtask 3.6b                Complete production validation (PV) of module/pack manufacturing line

Subtask 3.7                       Complete Production Part Approval Process (PPAP) for cell and module/pack lines

Milestones:           Production Readiness Site 3 Review

The Recipient will perform an Advanced Product Quality Plan (APQP) Review that will be used to assess whether the goal of establishing cell and module/pack manufacturing was achieved.  Completion of Production Part Approval Process (PPAP) for the cell and module/pack manufacturing is the key criterion for successful completion of Site 3. This review will be performed internally by the Recipient and a high level summary report of indicators (red, yellow, green) will be generated and provided to the DOE to document the status of the project.

D.   DELIVERABLES

The periodic, topical, and final reports will be provided in accordance with Federal Assistance Reporting Checklist (DOE F 4600.2).

The Final Progress Report shall document and summarize all work performed during the award period in a comprehensive manner. This report shall not merely be a compilation of information contained in previously submitted quarterly reports, but shall present that information in an integrated fashion. It shall contain the final estimate of jobs creation and an estimate of total production capacity for the facility(ies) funded by this award, including a break-out of jobs creation and production capacity of any materials component sub-awards.  It shall also present the final production cost estimates per unit of battery cell/pack/material/component manufactured in the completed manufacturing facility, the test plan for battery cells/packs/material/component to meet at least one OEM specification, and battery cell/pack /material/component performance and abuse test results.  If necessary, this information shall be marked as business sensitive in the report.  In addition, the Recipient will be employing an Earned Value Management System (EVMS) internally to plan, track and reconcile all key activities, costs and performance for the build out of the planned factory capacity.   The recipient will monitor, track and report Cost and Schedule variance using Oracle Project Management system.  These reports will be reviewed Monthly at each project site and summarized for DOE and Recipient management review Quarterly.

At the completion of each Task, a Review Report will be provided to the DOE to detail how each of the subtasks were successfully completed.

Technical deliverables as defined in the Funding Opportunity Announcement:

Area of Interest 1: Cell and Battery Manufacturing Facilities

•                  Cost estimates of battery cells/packs manufactured in the completed manufacturing facility

•                  Delivery to the DOE of 100 battery cells and 20 packs manufactured at the completed manufacturing facility from low rate initial production for validation purposes

•                  Test plan for battery cells/packs to meet at least one OEM specification

•                  Battery cell/pack performance and abuse tests and associated test report

Area of Interest 2: Advanced Battery Supplier Manufacturing Facilities

•                  Cost estimates of materials and components manufactured in the completed manufacturing facility

•                  Delivery to the DOE, 50 battery cells manufactured using material or components made by the completed  manufacturing facility for low rate initial production for validation purposes

•                  Material/component screening test plan to meet customer specification

•                  Material/component screening test report

•                  Cell or battery test plan to meet customer specification

•                  Cell or battery performance and abuse tests and associated test report

E.                                                  BRIEFINGS/TECHNICAL PRESENTATIONS

As needed in accordance with the schedule, the Recipient shall prepare detailed briefings for presentation to the Government Contracting Officer Representative (COR) at one of the National Energy Technology Laboratory sites (Pittsburgh, PA or Morgantown, WV), DOE Headquarters (Washington, DC) or the Recipient’s site.  The briefings shall be given by the Recipient to explain the plans, progress, and results of the Project effort. Such briefings are anticipated to occur upon the initiation of the award (kickoff meeting), as well as at quarterly/annual project reviews, and a final Project presentation.

NOT SPECIFIED /OTHER ASSISTANCE AGREEMENT 1. Award No. DE-EE0002022 2. Modification No. 001 3. Effective Date 12/03/2009 4. CFDA No. 4. Awarded To Al23 SYSTEMS, INC. Attn: MARIA THOMPSON 1 KINGSBURY AVE WATERTOWN MA 0249725789 4. Sponsoring Office U.S. DOE/NETL Morgantown Campus 3610 Collins Ferry Road PO Box 880 Morgantown WV 26507-0880 7. Period of Performance 12/03/2009 through 12/02/2012 8. Type of Agreement Grant Cooperative Agreement Other 9. Authority 31 USC 6304 - see Page 2 10 USC 2358 10. Purchase Request or Funding Document No. 11. Remittance Address Al23 SYSTEMS, INC. Attn : MARIA THOMPSON 1 KINGSBURY AVE WATERTOWN MA 029725789 $249,090,000.00 12. Total Amount Govt. Share: Cost Share : $249,090,000.00 Total : $498,180,000.00 13. Funds Obligated This action: $0.00 Total : $249,090,000.00 14. Principal Investigator John Pinho 617-778-5700 15. Program Manager RALPH D. NINE Phone: 304-285-2017 16. Administrator U.S. DOE/NETL Morgantown Campus 3610 Collins Ferry Road PO Box 880 Morgantown WV 26507-0880 17. Submit Payment Requests To OR for NETL (Morgantown) U. S . Department of Energy Oak Ridge Financial Service Center P.O. Box 4787 Oak Ridge TN 37831 18. Paying Office 19. Submit Reports To See Attachment 3 20. Accounting and Appropriation Data 21. Research Title and/or Description of Project RECOVERY ACT - VERTICALLY INTEGRATED MASS PRODUCTION OF AUTOMOTIVE CLASS LITHIUM ION BATTERIES For the Recipient For the United States of America 22. Signature of Person Authorized to Sign 25. Signature of Grants/Agreements Officer Signature on File 23. Name and Title Date Signed 26. Name of Officer RAYMOND R. JARR 27. Date Signed 12/10/2009

NOT SPECIFIED /OTHER

NOT SPECIFIED /OTHER  CONTINUATION SHEET REFERENCE NO. OF DOCUMENT BEING CONTINUED DE-EE0002022/001 PAGE OF 2 3 NAME OF OFFEROR OR CONTRACTOR Al23 SYSTEMS, INC. ITEM NO. (A) SUPPLIES/SERVICES (B) QUANTITY (C) UNIT (D) UNIT PRICE (E) AMOUNT (F) DUNS Number: 130452506 See Page 3 for full text of this Amendment. DOE Award Administrator: Sue Miltenberger 304-285-4083 susan.miltenberger@netl.doe.gov Recipient Business Officer: James Haley 617-924-8910 jhaley@a123systems.com Block 9 Authority: PL 95-91 DOE Organization Act, PL 111-5 American Recovery and Reinvestment Act of 2009 and PL 109-58 Energy Policy Act 2005 The administrative office (administrative contracting activity) for this award is 02605. The administrative office (administrative contracting activity) code is needed by the Recipient for reporting to FederalReporting.gov concerning awards made with funding from the American Recovery and Reinvestment Act of 2009 (ARRA or Recovery Act). ASAP: NO Extent Competed: COMPETED Davis-Bacon Act: YES Payment: OR for NETL (Morgantown) U.S. Department of Energy Oak Ridge Financial Service Center P.O. Box 4787 Oak Ridge TN 37831 Fund: 05799 Appr Year: 2009 Allottee: 31 Report Entity: 220520 Object Class: 25500 Program: 1005107 Project: 2004490 WFO: 0000000 Local Use: 0000000 TAS Agency: 89 TAS Account: 0331 JULY2004 NOT SPECIFIED /OTHER

DE-EE0002022

A123 Systems, Inc.

Amendment 001

The purpose of this Amendment is to recognize the DOE, Chicago Operations Office Official Approval for an “Advance Waiver of Domestic and Foreign Patent Rights.”  This Amendment will also correct the Rebudgeting and Recovery of Indirect Costs provision.  Accordingly, the following changes are hereby made:

1.  SPECIAL TERMS AND CONDITIONS FOR USE IN MOST GRANTS AND COOPERATIVE AGREEMENTS, REBUDGETING AND RECOVERY OF INDIRECT COSTS - REIMBURSABLE INDIRECT COSTS AND FRINGE BENEFITS is hereby deleted in its entirety and the following provision is substituted in lieu thereof.  All changes are shown in bold text.

“REBUDGETING AND RECOVERY OF INDIRECT COSTS - REIMBURSABLE INDIRECT COSTS AND FRINGE BENEFITS

a.             If actual allowable indirect costs are less than those budgeted and funded under the award, you may use the difference to pay additional allowable direct costs during the project period.  If at the completion of the award the Government’s share of total allowable costs (i.e., direct and indirect), is less than the total costs reimbursed, you must refund the difference.

b.             Recipients are expected to manage their indirect costs.  DOE will not amend an award solely to provide additional funds for changes in indirect cost rates.  DOE recognizes that the inability to obtain full reimbursement for indirect costs means the recipient must absorb the underrecovery.  Such underrecovery may be allocated as part of the organization’s required cost sharing.

c.             The budget for this award includes fringe benefits and indirect (labor overhead) costs, but does not include indirect G&A rate costs.  Therefore, such G&A costs shall not be charged to nor shall reimbursement be requested for this project nor shall such G&A costs for this project be allocated to any other federally sponsored project.  In addition, such G&A costs shall not be counted as cost share unless approved by the Contracting Officer.”

2.  ATTACHMENT 1 — INTELLECTUAL PROPERTY PROVISIONS, PATENT RIGHTS (LARGE BUSINESS FIRMS) — NO WAIVER (OCT 2003) is hereby replaced with the attached FAR 52.227-12 PATENT RIGHTS-WAIVER (JUL 1996), as modified by 10 CFR 784, DOE Patent Waiver Regulations.

Except as contained herein, all other terms and conditions remain in full force and effect.

END OF AMENDMENT 001

02. FAR 52.227-12 Patent Rights — Waiver (JUL 1996), as modified by 10 C.F.R. 784, DOE Patent Waiver Regulations

(a)   Definitions.

As used in this clause:

Background patent means a domestic patent covering an invention or discovery which is not a Subject Invention and which is owned or controlled by the Contractor at any time through the completion of this contract:

(i)  Which the Contractor, but not the Government, has the right to license to others without obligation to pay royalties thereon, and

(ii)  Infringement of which cannot reasonably be avoided upon the practice of any specific process, method, machine, manufacture or composition of matter (including relatively minor modifications thereof) which is a subject of the research, development, or demonstration work performed under this contract.

Contract means any contract, grant, agreement, understanding, or other arrangement, which includes research, development, or demonstration work, and includes any assignment or substitution of parties.

DOE patent waiver regulations means the Department of Energy patent waiver regulations at 10 CFR Part 784.

Invention as used in this clause, means any invention or discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code or any novel variety of plant that is or may be protectable under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).

Made when used in relation to any invention means the conception or first actual reduction to practice of such invention.

Nonprofit organization means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute.

Patent Counsel means the Department of Energy Patent Counsel assisting the procuring activity.

Practical application means to manufacture, in the case of a composition or product; to practice, in the case of a process or method; or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

Secretary means the Secretary of Energy.

Small business firm means a small business concern as defined at Section 2 of the Pub. L. 85-536 (15 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration.  For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3-8 and 13 CFR 121.3-12, respectively, will be used.

Subject invention means any invention of the Contractor conceived or first actually reduced to practice in the course of or under this contract, provided that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act (7 U.S.C. 2401(d)) must also occur during the period of contract performance.

(b)         Allocation of principal rights.

Whereas DOE has granted a waiver of rights to subject inventions to the Contractor, the Contractor

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may elect to retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this clause and 35 U.S.C. ‘‘202 and 203.  With respect to any subject invention in which the Contractor elects to retain title, the Federal Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world.

(c)   Invention disclosure, election of title, and filing of patent applications by Contractor.

(1)   The Contractor shall disclose each subject invention to the Patent Counsel within six months after conception or first actual reduction to practice, whichever occurs first in the course of or under this contract, but in any event, prior to any sale, public use, or public disclosure of such invention known to the Contractor.  The disclosure to the Patent Counsel shall be in the form of a written report and shall identify the inventors and the contract under which the invention was made.  It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and physical, chemical, biological, or electrical characteristics of the invention.  The disclosure shall also identify any publication, on sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure.  In addition, after disclosure to the Patent Counsel, the Contractor shall promptly notify the Patent Counsel of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Contractor.

(2)   The Contractor shall elect in writing whether or not to retain title to any such invention by notifying the Patent Counsel at the time of disclosure or within 8 months of disclosure, as to those countries (including the United States) in which the Contractor will retain title; provided, that in any case where publication, on sale, or public use has initiated the 1-year statutory period wherein valid patent protection can still be obtained in the United States, the period of election of title may be shortened by the Agency to a date that is no more than 60 days prior to the end of the statutory period.  The Contractor shall notify the Patent Counsel as to those countries (including the United States) in which the Contractor will retain title not later than 60 days prior to the end of the statutory period.

(3)   The Contractor shall file its United States patent application on an elected invention within 1 year after election, but not later than at least 60 days prior to the end of any statutory period wherein valid patent protection can be obtained in the United States after a publication, on sale, or public use.  The Contractor shall file patent applications in additional countries (including the European Patent Office and under the Patent Cooperation Treaty) within either 10 months of the corresponding initial patent application or 6 months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications where foreign filing has been prohibited by a Secrecy Order.

(4)   Requests for extension of the time for disclosure to the Patent Counsel, election, and filing may, at the discretion of DOE, be granted, and will normally be granted unless the Patent Counsel has reason to believe that a particular extension would prejudice the Government’s interest.

(d)         Conditions when the Government may obtain title notwithstanding an existing waiver.

The Contractor shall convey to DOE, upon written request, title to any subject invention—

(1)   If the Contractor elects not to retain title to a subject invention;

(2)   If the Contractor fails to disclose or elect the subject invention within the times specified in paragraph (c) of this clause (provided that DOE may only request title within 60 days after learning of the Contractor’s failure to report or elect within the specified times);

(3)   In those countries in which the Contractor fails to file patent applications within the times specified in paragraph (c) of this clause; provided, however, that if the Contractor has filed a patent application in a country after the times specified in paragraph (c) of this clause, but prior to its receipt of the written request of DOE, the Contractor shall continue to retain title in that country;

(4)   In any country in which the Contractor decides not to continue the prosecution of any application

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for, to pay the maintenance fees on, or defend in reexamination or opposition proceeding on, a patent on a subject invention; or

(5)   If the waiver authorizing the use of this clause is terminated as provided in paragraph (p) of this clause.

(e)          Minimum rights to Contractor when the Government retains title.

(1)   The Contractor shall retain a nonexclusive, royalty-free license throughout the world in each subject invention to which the Government obtains title under paragraph (d) of this clause except if the Contractor fails to disclose the subject invention within the times specified in paragraph (c) of this clause.  The Contractor’s license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Contractor is a part and includes the right to grant sublicenses of the same scope to the extent the Contractor was legally obligated to do so at the time the contract was awarded.  The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Contractor’s business to which the invention pertains.

(2)   The Contractor’s domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions in 37 CFR part 404 and DOE licensing regulations.  This license shall not be revoked in that field of use or the geographical areas in which the Contractor has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public.  The license in any foreign country may be revoked or modified at the discretion of DOE to the extent the Contractor, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3)   Before revocation or modification of the license, DOE shall furnish the Contractor a written notice of its intention to revoke or modify the license, and the Contractor shall be allowed 30 days (or such other time as may be authorized by DOE for good cause shown by the Contractor) after the notice to show cause why the license should not be revoked or modified.  The Contractor has the right to appeal, in accordance with applicable agency licensing regulations and 37 CFR part 404 concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f)            Contractor action to protect the Government’s interest.

(1)   The Contractor agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to:

(i)    establish or confirm the rights the Government has throughout the world in those subject inventions to which the Contractor elects to retain title, and

(ii)   convey title to DOE when requested under paragraphs (d) and (n)(2) of this clause, and to enable the Government to obtain patent protection throughout the world in that subject invention.

(2)   The Contractor agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Contractor each subject invention made under contract in order that the Contractor can comply with the disclosure provisions of paragraph (c) of this clause, and to execute all papers necessary to file  patent applications on subject inventions and to establish the Government’s rights in the subject inventions.  This disclosure format should require, as a minimum, the information required by paragraph (c)(1) of this clause.  The Contractor shall instruct such employees through employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

(3)   The Contractor shall notify DOE of any decision not to continue the prosecution of a patent

5

application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

(4)   The Contractor agrees to include, within the specification of any United States patent application and any patent issuing thereon covering a subject invention, the following statement:  “This invention was made with Government support under (identify the contract) awarded by DOE.  The Government has certain rights in this invention.”

(5)   The Contractor shall establish and maintain active and effective procedures to assure that subject inventions are promptly identified and disclosed to Contractor personnel responsible for patent matters within 6 months of conception and/or first actual reduction to practice, whichever occurs first in the course of or under this contract.  These procedures shall include the maintenance of laboratory notebooks or equivalent records and other records as are reasonably necessary to document the conception and/or the first actual reduction to practice of subject inventions, and records that show that the procedures for identifying and disclosing the inventions are followed.  Upon request, the Contractor shall furnish the Patent Counsel a description of such procedures for evaluation and for determination as to their effectiveness.

(6)   The Contractor agrees, when licensing a subject invention, to arrange to avoid royalty charges on acquisitions involving Government funds, including funds derived through Military Assistance Program of the Government or otherwise derived through the Government; to refund any amounts received as royalty charges on the subject invention in acquisitions for, or on behalf of, the Government; and to provide for such refund in any instrument transferring rights in the invention to any party.

(7)   The Contractor shall furnish the Patent Counsel the following:

(i)    Interim reports every 12 months (or such longer period as may be specified by the Patent Counsel) from the date of the contract, listing subject inventions during that period and stating that all subject inventions have been disclosed or that there are no such inventions.

(ii)   A final report, within 3 months after completion of the contracted work, listing all subject inventions or stating that there were no such inventions, and listing all subcontracts at any tier containing a patent rights clause or certifying that there were no such subcontracts.

(8)   The Contractor shall promptly notify the Patent Counsel in writing upon the award of any subcontract at any tier containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion.  Upon request of the Patent Counsel, the Contractor shall furnish a copy of such subcontract, and no more frequently than annually, a listing of the subcontracts that have been awarded.

(9)   The Contractor shall provide, upon request, the filing  date, serial number and title, a copy of the patent application (including an English-language version if filed in a language other than English), and patent number and issue date for any subject invention for which the Contractor has retained title.

(10) Upon request, the Contractor shall furnish the Government an irrevocable power to inspect and make copies of the patent application file.

(g)         Subcontracts.

(1)   Unless otherwise directed by the Contracting Officer, the Contractor shall include the clause at 48 CFR 952.227-11, suitably modified to identify the parties, in all subcontracts, regardless of tier, for experimental, developmental, or research work to be performed by a small business firm or nonprofit organization, except where the work of the subcontract is subject to an Exceptional Circumstances Determination by DOE.  In all other subcontracts, regardless of tier, for experimental, developmental, demonstration, or research work, the Contractor shall include the patent rights clause at 48 CFR 952.227-13

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(suitably modified to identify the parties).

(2)   The Contractor shall not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractor’s subject inventions.

(3)   In the case of subcontractors at any tier, the Department, the subcontractor, and Contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subcontractor and the Department with respect to those matters covered by this clause.

(4)   The Contractor shall promptly notify the Contracting Officer in writing upon the award of any subcontract at any tier containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion.  Upon request of the Contracting Officer, the Contracting Officer shall furnish a copy of such subcontract, and, no more frequently than annually, a listing of the subcontracts that have been awarded.

(h)         Reporting on utilization of subject inventions.

The Contractor agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Contractor and any of its licensees or assignees.  Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Contractor, and such other data and information as DOE may reasonably specify.  The Contractor also agrees to provide additional reports as may be requested by DOE in connection with any march-in proceedings undertaken by DOE in accordance with paragraph (j) of this clause.  To the extent data or information supplied under this paragraph is considered by the Contractor, its licensee or assignee to be privileged and confidential and is so marked, DOE agrees that, to the extent permitted by law, it shall not disclose such information to persons outside the Government.

(i)             Preference for United States industry.

Notwithstanding any other provision of this clause, the Contractor agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any products embodying the subject invention will be manufactured substantially in the United States.  However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Contractor or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(j)             March-in rights.

The Contractor agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with the procedures in 48 CFR 27.304-1(g) to require the Contractor, an assignee, or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Contractor, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that—

(1)   Such action is necessary because the Contractor or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

(2)   Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Contractor, assignee, or their licensees;

(3)   Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Contractor, assignee, or licensees; or

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(4)   Such action is necessary because the agreement required by paragraph (i) of this clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

(k) Background Patents [reserved]

(l)             Communications.

All reports and notifications required by this clause shall be submitted to the Patent Counsel unless otherwise instructed.

(m)       Other inventions.

Nothing contained in this clause shall be deemed to grant to the Government any rights with respect to any invention other than a subject invention, except with respect to Background Patents, above.

(n)         Examination of records relating to inventions.

(1)   The Contracting Officer or any authorized representative shall, until 3 years after final payment under this contract, have the right to examine any books (including laboratory notebooks), records, and documents of the Contractor relating to the conception or first actual reduction to practice of inventions in the same field of technology as the work under this contract to determine whether—

(i)    Any such inventions are subject inventions;

(ii)   The Contractor has established and maintains the procedures required by paragraphs (f)(2) and (f)(5) of this clause; and

(iii) The Contractor and its inventor have complied with the procedures.

(2)   If the Contracting Officer determines that an inventor has not disclosed a subject invention to the Contractor in accordance with the procedures required by paragraph (f)(5) of this clause, the Contracting Officer may, within 60 days after the determination, request title in accordance with paragraphs (d)(2) and (d)(3) of this clause.  However, if the Contractor establishes that the failure to disclose did not result from the Contractor’s fault or negligence, the Contracting Officer shall not request title.

(3)   If the Contracting Officer learns of an unreported Contractor invention which the Contracting Officer believes may be a subject invention, the Contractor may be required to disclose the invention to DOE for a determination of ownership rights.

(4)   Any examination of records under this paragraph shall be conducted in such a manner as to protect the confidentiality of the information involved.

(o)         Withholding of payment.

NOTE:  This paragraph does not apply to subcontracts or grants.

(1)   Any time before final payment under this contract, the Contracting Officer may, in the Government’s interest, withhold payment until a reserve not exceeding $50,000 or 5 percent of the amount of the contract, whichever is less, shall have been set aside if, in the Contracting Officer’s opinion, the Contractor fails to—

(i)    Establish, maintain, and follow effective procedures for identifying and disclosing subject inventions pursuant to paragraph (f)(5) of this clause;

(ii)   Disclose any subject invention pursuant to paragraph (c)(1) of this clause;

(iii)  Deliver acceptable interim reports pursuant to paragraph (f)(7)(I) of this clause;

(iv)  Provide the information regarding subcontracts pursuant to paragraph (f)(6) of this clause; or

(v)   Convey to the Government, using a DOE-approved form, the title and/or rights of the Government in each subject invention as required by this clause.

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(2)   Such reserve or balance shall be withheld until the Contracting Officer has determined that the Contractor has rectified whatever deficiencies exist and has delivered all reports, disclosures, and other information required by this clause.

(3)   Final payment under this contract shall not be made before the Contractor delivers to the Patent Counsel all disclosures of subject inventions required by paragraph (c)(1) of this clause, an acceptable final report pursuant to paragraph (f)(7)(ii) of this clause, and all past due confirmatory instruments, and the Patent Counsel has issued a patent clearance certification to the Contracting Officer.

(4)   The Contracting Officer may decrease or increase the sums withheld up to the maximum authorized above.  If the maximum amount authorized above is already being withheld under other provisions of the contract, no additional amount shall be withheld under this paragraph.  The withholding of any amount or the subsequent payment thereof shall not be construed as a waiver of any Government right.

(p)         Waiver Terminations.

Any waiver granted to the Contractor authorizing the use of this clause (including any retention of rights pursuant thereto by the Contractor under paragraph (b) of this clause) may be terminated at the discretion of the Secretary or his designee in whole or in part, if the request for waiver by the Contractor is found to contain false material statements or nondisclosure of material facts, and such were specifically relied upon by DOE in reaching the waiver determination.  Prior to any such termination, the Contractor will be given written notice stating the extent of such proposed termination and the reasons therefore, and a period of 30 days, or such longer period as the Secretary or his designee shall determine for good cause shown in writing, to show cause why the waiver of rights should not be so terminated.  Any waiver termination shall be subject to the Contractor’s minimum license as provided in paragraph (e) of this clause.

(q)         Atomic Energy.

No claim for pecuniary award or compensation under the provisions of the Atomic Energy Act of 1954, as amended, shall be asserted by the Contractor or its employees with respect to any invention or discovery made or conceived in the course of or under this contract.

(r)            Publication.

It is recognized that during the course of work under this contract, the contractor or its employees may from time to time desire to release or publish information regarding scientific or technical developments conceived or first actually reduced to practice in the course of or under this contract.  In order that public disclosure of such information will not adversely affect the patent interests of DOE or the contractor, approval for release of publication shall be secured from Patent Counsel prior to any such release or publication.  In appropriate circumstances, and after consultation with the contractor, Patent Counsel may waive the right of prepublication review.

(s)          Forfeiture of rights in unreported subject inventions.

(1)   The contractor shall forfeit and assign to the Government, at the request of the Secretary of Energy or designee, all rights in any subject invention which the contractor fails to report to Patent Counsel within six months after the time the contractor:

(i)    Files or causes to be filed a United States or foreign patent application thereon; or

(ii)   Submits the final report required by paragraph (f)(7)(ii) of this clause, whichever is later.

(2)   However, the Contractor shall not forfeit rights in a subject invention if, within the time specified in paragraph (n)(1) of this clause, the contractor:

(i)    Prepares a written decision based upon a review of the record that the invention was neither conceived nor first actually reduced to practice in the course of or under the contract and delivers the decision to Patent Counsel, with a copy to the Contracting Officer; or

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(ii)   Contending that the subject invention is not a subject invention, the contractor nevertheless discloses the subject invention and all facts pertinent to this contention to the Patent Counsel, with a copy to the Contracting Officer, or

(iii)  Establishes that the failure to disclose did not result from the contractor’s fault or negligence.

(3)   Pending written assignment of the patent application and patents on a subject invention determined by the Contracting Officer to be forfeited (such determination to be a Final Decision under the Disputes clause of this contract), the contractor shall be deemed to hold the invention and the patent applications and patents pertaining thereto in trust for the Government.  The forfeiture provision of this paragraph shall be in addition to and shall not supersede any other rights and remedies which the Government may have with respect to subject inventions.

(t)   U. S. Competitiveness

The Contractor agrees that any products embodying any waived invention or produced through the use of any waived invention will be manufactured substantially in the United States unless the Contractor can show to the satisfaction of the DOE that it is not commercially feasible to do so.  In the event the DOE agrees to foreign manufacture, there will be a requirement that the Government’s support of the technology be recognized in some appropriate manner, e.g., recoupment of the Government’s investment, etc.  The Contractor agrees that it will not license, assign or otherwise transfer any waived invention to any entity unless that entity agrees to these same requirements.  Should the Contractor or other such entity receiving rights in the invention undergo a change in ownership amounting to a controlling interest, then the waiver, assignment, license, or other transfer of rights in the waived invention is suspended until approved in writing by the DOE.

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